EXHIBIT 99.1

PYRAMID OIL COMPANY ANNOUNCES 5-FOR-4 STOCK SPLIT

BAKERSFIELD, Calif. - June 9, 2008 - Pyramid Oil Company (Amex: PDO), today announced that its board of directors has approved a 5-for-4 split of the Company's common stock. Shareholders of record as of the close of business on the record date of June 24, 2008, will receive one additional share of common stock for each four shares held. The effective date of the split will be July 1, 2008, and the additional shares will be mailed or delivered on or about July 3, 2008, by the Company's transfer agent, Computershare Investor Services. Fractional shares will be rounded up. The stock split will increase the number of common shares outstanding from approximately 3,741,720 shares to approximately 4,677,150 shares.

John Alexander, president and CEO, said, ''We have achieved strong improvements in our financial and operational performance, and are encouraged by the increased level of interest Pyramid has generated within the investment community. We believe this stock split will allow us to increase the size of our public float and make our shares more accessible to a broader base of prospective shareholders.''

ABOUT PYRAMID OIL COMPANY

Pyramid Oil Company has been in the oil and gas business continuously since incorporating in 1909. Pyramid acquires interests in land and producing properties through acquisition and lease, and then drills and/or operates crude or natural gas wells in an effort to discover or produce oil and/or natural gas. More information about the Company can be found at: http://www.pyramidoil.com.


SAFE HARBOR STATEMENT

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the completion and testing of wells. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Factors that could cause or contribute to such differences include, but are not limited to the value of crude oil or the performance of wells.

                                       ###

CONTACTS:  John H. Alexander
President and CEO
Pyramid Oil Company
661-325-1000

Geoff High
Principal
Pfeiffer High Investor Relations, Inc.
303-393-7044